Exhibit 10.1
CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is made and entered into as of August 2, 2017 (the “Effective Date”), by and between Intrepid Potash, Inc., a Delaware corporation (“Intrepid”), and John G. Mansanti (“Consultant”).

Consultant was an employee of Intrepid until August 1, 2017. Intrepid and Consultant wish to enter into this Agreement to allow Consultant to provide limited, post-employment transition services, as set forth in this Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Intrepid and Consultant agree as follows:

1.
Scope of Services. Consultant will provide to Intrepid three, eight-hour days per calendar month of technical and strategic transitional services, as directed by Intrepid (the “Services”). Intrepid and Consultant will mutually determine the days on which Consultant will provide Services at least two weeks in advance of each consulting day. Intrepid may request that Consultant provide more than three days per calendar month of Services, and Consultant will be free to accept that request in his discretion. Consultant is free to accept engagement of his services by parties other than Intrepid, provided that the engagement is not inconsistent with Intrepid’s interests or Consultant’s duties under this Agreement.

2.	Compensation and Payment. Intrepid agrees to compensate Consultant as follows:

(a)	Consulting Fee. Intrepid will pay Consultant $2,000 per eight-hour day of Services.

(b)
Expenses. If approved by Intrepid in writing in advance, Intrepid will reimburse Consultant for reasonable, actual, and necessary travel, living, and out-of-pocket expenses, if any, incurred by Consultant in the performance of the Services.

(c)
COBRA Contributions. Upon Consultant’s timely COBRA election in connection with the termination of his employment on August 1, 2017, Intrepid will waive through December 31, 2017, contributions he would otherwise be required to make to continue the medical, dental, and vision benefits that he and his family were receiving from Intrepid as of August 1, 2017.

(d)
Payment. On or before the last day of each calendar month, Intrepid will pay Consultant $6,000 for three days of Services for that month (even if Intrepid requests less than three days of Services for that month). If (1) the parties agree that Consultant will provide more than three days of Services in a month in accordance with Section 1 or (2) Consultant has any reimbursable expenses under

Section 2(b), then after the end of that month Consultant will submit to Intrepid an invoice itemizing the additional consulting fees and expenses incurred during the month, along with copies of receipts, statements and other documents that verify the accuracy of any expense amounts. Intrepid will make payment against approved invoices within 30 days of its receipt of the invoice.

3.
Term and Termination. The term of this Agreement will begin on the Effective Date and will continue until December 31, 2017. Either party may terminate this Agreement at any time by providing to the other party 30 days’ prior written notice of the termination date of this Agreement. Intrepid may terminate Consultant’s provision of Services in whole or in part at any time. Promptly after termination, Consultant will invoice Intrepid for all Services performed prior to termination that have not been previously invoiced. Consultant’s sole right upon termination is to compensation for Services actually and satisfactorily rendered. Intrepid will not be liable for any bonus, damage, or other claim asserted by Consultant for his anticipated profit on the uncompleted portion of the Services.

4.
Assumption of Risk. Consultant acknowledges that he (a) has had the opportunity to undertake any desired investigation of the site at which the Services are to be performed, (b) understands the scope of the Services and agrees that the Services described are complete and appropriate in all material respects, and (c) is fully aware of the risks associated with performance of the Services and hereby assumes all risks associated with performance of the Services, including the risk of personal injury or death, except to the extent attributable to the acts or omissions of Intrepid or any of its employees, other contractors, representatives or agents.

5.
Independent Contractor. Consultant has no authority to enter into agreements on Intrepid’s behalf or to otherwise bind Intrepid in any manner. Consultant is performing the Services as an independent contractor and will not be deemed an agent or employee of Intrepid for any purpose. As an independent contractor, Consultant will be solely responsible for determining the means, manner, and method for performing the Services. Without limiting the foregoing, Consultant will not be treated as an employee of Intrepid for purposes of any federal, state, or local employment laws, regulations, rules, or orders, including workers’ compensation and employment taxes. Consultant acknowledges that Intrepid is not providing workers’ compensation benefits to Consultant. Consultant will be responsible for and pay all taxes imposed on Consultant under the Self-Employment Contribution Act to the extent applicable and will pay and be responsible for all employment taxes applicable to Consultant. At the request of Intrepid, Consultant will supply reasonable evidence that these taxes have been timely and properly paid. Consultant will not be eligible for any retirement plan, insurance program, or other employee benefits provided to employees of Intrepid. Consultant will not use any agents or subcontractors to perform any of the Services.

6.	Compliance with Laws. Consultant will comply with all laws, rules, regulations, decrees, codes, ordinances, resolutions, and other acts of any governmental authority,

including federal, state, county and local labor and tax laws, that are applicable to this Agreement and the performance of the Services, including those relating to public or employee health and safety, mine safety, and pollution or protection of the environment. Consultant represents and warrants that he is familiar with and knowledgeable about the laws applicable to him in providing the Services. Consultant will at all times retain exclusive control over and will be solely responsible for evaluation, implementation and all other decisions relating to these laws as they pertain to the Services.

7.
Warranty. Consultant warrants that he will use sound and professional principles and practices in accordance with normally accepted industry standards in the performance of the Services and that performance of the Services will reflect his best professional knowledge, skill and judgment. In the event of defects or deficiencies in the Services, Consultant will re-perform, and continue to re-perform, subject to the foregoing warranty, at his expense, any Services that Intrepid deems deficient. This warranty will survive the termination of this Agreement and will continue in effect for a period of one year from the termination of this Agreement.

8.
Indemnification. Consultant will take all reasonable and appropriate steps and measures to ensure the safety of individuals and property in the vicinity of where the Services are being performed. Consultant will indemnify, defend and save and hold harmless Intrepid, its subsidiaries and affiliates, and their respective members, managers, directors, officers, employees and agents, from and against any and all losses, liabilities, damages, fines, penalties, claims, actions or suits, including costs and attorneys’ fees, for or on account of any injury, bodily or otherwise, to or death of persons, damage to or destruction of property belonging to Intrepid or others, or violation of any law, regulation, decree, code, ordinance or other act of any governmental authority to the extent resulting from Consultant’s fault, negligence, willful misconduct, or breach of this Agreement. Intrepid will indemnify, defend and save and hold harmless Consultant from and against any and all losses, liabilities, damages, fines, penalties, claims, actions or suits, including costs and attorneys’ fees, for or on account of any injury, bodily or otherwise, to or death of persons, damage to or destruction of property belonging to Consultant or others, or violation of any law, regulation, decree, code, ordinance or other act of any governmental authority to the extent resulting from Intrepid’s fault, negligence, willful misconduct, or breach of this Agreement.

9.
Non-Infringement.     Consultant represents and warrants that neither Consultant’s performance of the Services nor Consultant’s use of materials, methods, products, or equipment in performance of the Services will infringe any third-party patents or violate any trade secrets or other intellectual property rights, or will cause Intrepid to be liable to Consultant for any fees or royalties to Consultant arising under any patents or trade secrets held by Consultant. Consultant shall indemnify, defend, and hold harmless Intrepid, its subsidiaries and affiliates, and all of their respective members, managers, directors, officers, employees, and agents from and against any and all claims of patent infringement or violation of trade secrets or other intellectual property rights arising from the performance of the Services or use of materials, methods, products, or equipment in the performance of the Services by Consultant.

10.
Force Majeure. Neither party will be considered in default of its obligations under this Agreement to the extent that performance (except payment obligations) is delayed or prevented by circumstances that have a material effect on the party, are beyond its reasonable control, and are caused by or result from acts of God, floods, fires, accidents, explosions, strike, lockouts, cessation, slowdown or stoppage of labor, sabotage, riots, war, acts of terrorism, enemy action, laws, regulations, rulings or acts of any governmental body or authority, governmental restriction or prohibition of exports or imports, governmental blockade or hostility, governmental seizure or expropriation or the closure of international trade routes, or any other similar cause; provided that the party claiming force majeure must, within ten days after the beginning of the event, notify the other party in writing of the fact of the event and its probable effect on performance. A force majeure event may not be a basis for a claim for additional compensation and each party will bear its own costs and expenses associated with or caused by the event. The party claiming force majeure will take reasonable measures to mitigate the potential impact of the force majeure event on performance of obligations created by this Agreement.

11.
Confidentiality. During and after the term of this Agreement, Consultant agrees to treat as confidential and proprietary, and not to disclose, Confidential Information (as defined below) to others by any medium (including photographs, video, website postings, press releases or otherwise), without the express prior written consent of Intrepid. “Confidential Information” means any information, whether verbal or written, or any description whatsoever (expressly including any technical information, experience or data) regarding Intrepid plans, programs, plants, processes, products, costs, equipment, operations or customers of Intrepid, or any subsidiaries or affiliates of Intrepid, which may come within the knowledge of Consultant in the performance of this Agreement. Consultant agrees not to use any Confidential Information in connection with purchases or sales of, or trading in, any securities of Intrepid Potash, Inc. Consultant agrees to take all necessary precautions, contractual and otherwise, to prevent unauthorized disclosure or use of any information so obtained. Confidential Information will not include any information that (a) is generally known to the public or available to the public; (b) was in the possession of Consultant prior to disclosure thereof to Consultant by Intrepid or its subsidiaries or affiliates; (c) through no fault of Consultant becomes published or otherwise available to the public under circumstances such that the public may use the same without any direct or indirect obligation to Intrepid or its subsidiaries or affiliates; or (d) is, or at any time may be, acquired by Consultant from any third party rightfully possessed of the information and having no direct or indirect obligation to Intrepid or its subsidiaries or affiliates with respect to the information. All knowledge and information acquired or developed by or on behalf of Consultant under this Agreement will be and remain the confidential and proprietary information of Intrepid.

12.
Survival. The obligations imposed on the parties under Sections 2, 4, 7, 8, 10, 11, 12, 13, and 14, and any other section that by its terms is intended to survive, will survive the termination of this Agreement.

13.
Governing Law; Dispute Resolution. This Agreement will be governed by the laws of the State of Colorado, excluding any conflict of laws rule or principle that might refer the governance or the construction of this Agreement to another jurisdiction. The parties hereby irrevocably submit to the sole and exclusive jurisdiction of and venue in the state or federal courts in Denver, Colorado, for the purposes of any suit, action, or other proceeding arising out of or relating to this Agreement and each party waives any right to change venue.

14.	Miscellaneous.

(a)
Notices. All notices under this Agreement must be given in writing and will be effective upon receipt by the recipient party, including by electronic delivery if applicable, at the address set forth below:

John G. Mansanti
Address on file with the company

Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202
Attn: General Counsel

A party may change its address by providing written notice to the other party.

(b)
Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of the Agreement and supersedes all prior agreements. This Agreement may not be amended, and the rights under this Agreement may not be waived, except by written agreement executed by the party or parties to be charged with such amendment or waiver. No field employee of Intrepid is authorized or empowered to alter the terms of this Agreement.

(c)
No Waiver. The failure of either party to insist upon or enforce strict performance by the other party of any of the terms of this Agreement, or to exercise any rights under this Agreement, will not be construed as a waiver or relinquishment to any extent of the waiving party’s right to assert or rely upon those terms or rights.

(d)	Counterparts. This Agreement may be executed by facsimile or electronic signature and in counterparts.

(e)
Severability. If any provision of this Agreement is invalid or unenforceable, that provision will be fully severable from this Agreement and the other provisions of this Agreement will remain in full force and effect and will be liberally construed in order to carry out the provisions and intent of this Agreement or its provisions, as applicable.

(f)	Assignment. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

(g)
Successors; No Third-Party Beneficiaries. This Agreement will be binding upon the parties and, except as otherwise prohibited, their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights, or remedies, including the rights of a third-party beneficiary.

(h)
Waiver of Consequential and Exemplary Damages. Each of Intrepid and Consultant (1) waives all claims against the other party and its subsidiaries and affiliates, and all of their respective members, managers, directors, officers, employees, and agents for any consequential, special, incidental, or indirect damages arising out of or relating to this Agreement, including any claim for personnel compensation, losses of financing, business and reputation and/or lost profits and (2) waives all claims against the other party and its subsidiaries and affiliates, and all of their respective members, managers, directors, officers, employees, and agents, for any exemplary or punitive damages.

(i)
Ownership of Work Product. All items prepared by Consultant under this Agreement including any and all drawings, sketches, specifications, tracings, evaluations, calculations, data books, schedules, operating instructions, documentation, reports, studies, and other written materials (the “Data”) will be the sole property of Intrepid. All such materials must be turned over to Intrepid upon completion of the Services, or at any other time upon Intrepid’s request, and may not be further used by Consultant without the prior written approval of Intrepid. Notwithstanding the foregoing, Consultant may retain one copy of the Data for its internal files.

(j)	Attorneys’ Fees and Costs. The prevailing party to any dispute arising out of this Agreement will be entitled to recover its reasonable attorneys’ fees and costs from the other party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

John G. Mansanti	Intrepid Potash, Inc.
/s/ John G. Mansanti	By:	/s/ Erica Wyatt
	Name:	Erica Wyatt
	Title:	VP of HR